PROSPECTUS SUPPLEMENT NO. 1         FILED PURSUANT TO RULES 424(B)(3) AND 424(C)
(TO PROSPECTUS DATED NOVEMBER 5, 1996)      REGISTRATION STATEMENT NO. 333-04388

                          ADVANCED RADIO TELECOM CORP.
                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                            ------------------------

    The following information supplements, and must be read in conjunction with, the information contained in the Prospectus, dated November 5, 1996 (the "Prospectus"), of Advanced Radio Telecom Corp. (the "Company"). This Prospectus Supplement No. 1 must be delivered along with a copy of the Prospectus, to the extent that delivery of the Prospectus is legally required on or after the date hereof. All capitalized terms not otherwise defined herein have the meanings given to them in the Prospectus.

    This Prospectus Supplement consists of this page and the attached financial information for the nine months ended September 30, 1996.

                            ------------------------

            MERRILL LYNCH & CO.            DEUTSCHE MORGAN GRENFELL

                            ------------------------

          The date of this Prospectus Supplement is December 11, 1996.

    The condensed summary financial information below, is presented on a combined historical basis, reflecting the merger of Advanced Radio Telecom Corp. and Advanced Radio Technologies Corporation, which occurred in October 1996.

                          ADVANCED RADIO TELECOM CORP.
              UNAUDITED CONDENSED COMBINED SUMMARY OPERATING DATA
                         NINE MONTHS ENDED SEPTEMBER 30

                                                                                          1996           1995
                                                                                     --------------  -------------
Revenues...........................................................................  $      125,013  $    --
Operating Expenses.................................................................      19,165,920      1,002,774
                                                                                     --------------  -------------
  Operating Loss...................................................................     (19,040,907)    (1,002,774)
Interest & Other...................................................................       1,337,470          1,539
                                                                                     --------------  -------------
  Net Loss.........................................................................  $  (20,378,377) $  (1,004,313)
                                                                                     --------------  -------------
                                                                                     --------------  -------------

                          ADVANCED RADIO TELECOM CORP.
              UNAUDITED CONDENSED COMBINED SUMMARY OPERATING DATA
                        THREE MONTHS ENDED SEPTEMBER 30

                                                                                            1996          1995
                                                                                        -------------  -----------
Revenues..............................................................................  $      63,493  $   --
Operating Expenses....................................................................      4,011,341      631,964
                                                                                        -------------  -----------
  Operating Loss......................................................................     (3,947,848)    (631,964)
Interest & Other......................................................................        758,665          664
                                                                                        -------------  -----------
  Net Loss............................................................................  $  (4,706,513) $  (632,628)
                                                                                        -------------  -----------
                                                                                        -------------  -----------

                          ADVANCED RADIO TELECOM CORP.
            UNAUDITED CONDENSED COMBINED SUMMARY BALANCE SHEET DATA

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1996           1995
                                                                                      -------------  -------------
Working Capital Deficit.............................................................   $(9,597,346)  $  (3,008,510)
Property & Equipment, net...........................................................    11,019,217       3,581,561
FCC Licenses........................................................................     4,276,780       4,235,734
Total Assets........................................................................    20,541,997       9,876,559
Short-term debt.....................................................................     9,275,179        --
Long-term debt......................................................................     3,107,422       6,450,000
Total Stockholders' Deficit.........................................................    (2,995,211)       (312,860)